Exhibit 10.8

TRANSITION AND CONSULTING AGREEMENT

This Transition and Consulting Agreement (this “Agreement”), dated as of May 14, 2003, is entered into by Phil Davis (“Davis”) and HouseValues, Inc. (“HouseValues”).

W I T N E S S E T H:

WHEREAS, Davis has served HouseValues as its Executive Vice-President of Operations; and

WHEREAS, Davis and HouseValues have mutually agreed to end Davis’ employment as Vice President of Operations on the terms and conditions set forth herein; and

WHEREAS, Davis and HouseValues wish to effectuate a smooth transition of Davis’s duties and HouseValues wishes to retain Davis as a consultant on the terms set forth herein.

A G R E E M E N T S:

NOW, THEREFORE, for and in consideration of the foregoing premises and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, HouseValues and Davis hereby agree as follows:

1.	TRANSITION EMPLOYMENT DUTIES

Unless earlier terminated as provided herein, Davis shall continue in his assignment as Executive Vice President of Operations until such time as HouseValues has, in the good faith determination of its Chief Executive Officer, hired and trained a new Chief Financial Officer, at which time Davis’s employment with HouseValues shall terminate. Davis agrees to fully and completely cooperate with HouseValues in effectuating a smooth transition. Such cooperation shall be on a full-time basis up to and including the Date of Termination, as defined below. After the Date of Termination, Davis agrees to make himself reasonably available to HouseValues as needed to further a smooth transition for as long as Davis is receiving severance payments and benefits under subparts 6.1(b) and (c) of this agreement. The parties anticipate that Davis’s post-termination cooperation will primarily involve Davis working from home via telephone and email conferences. HouseValues will provide Davis with reasonable advance notice should his presence at the office be required during the post-termination cooperation period.

2.	ATTENTION AND EFFORT

Davis will serve HouseValues’s interests in good faith to the best of his ability as provided herein. Davis’s good faith efforts and cooperation are a material term of this Agreement. HouseValues will permit Davis to spend a reasonable amount of his time at

TRANSITION AND CONSULTING AGREEMENT

HouseValues in connection with his search for new employment through the Date of Termination.

3.	COMPENSATION

HouseValues agrees to pay or cause to be paid to Davis, and Davis agrees to accept in exchange for the services rendered under Sections 1 and 2 by him, the following compensation:

3.1.	Salary

Davis’s compensation during his employment as Vice President of Operations shall consist of a monthly salary of $12,500, payable bi-weekly, less applicable federal, state and local withholding taxes and appropriate deductions for all benefits.

3.2.	Bonus

Davis shall not be eligible for or entitled to a bonus for fiscal year 2003.

3.3.	Benefits

During the remainder of his employment, Davis shall continue to be eligible for medical, dental and/or vision coverage pursuant to his most recent enrollment elections and the terms of the applicable benefit plans.

4.	VACATION

Davis shall not be eligible for accrual of vacation after the Date of Termination.

5.	TERMINATION

The employment of Davis pursuant to this Agreement may be terminated as follows, but in any case, the provisions of Section 7 shall survive the termination of this Agreement and the termination of Davis’s employment.

5.1.	By HouseValues

HouseValues may terminate Davis’s employment at any time with or without Cause (as defined below) upon giving Notice of Termination (as defined below).

5.2.	By Davis

Davis may terminate his employment at any time, for any reason, upon giving Notice of Termination.

5.3.	Automatic Termination

Davis’s employment hereunder shall terminate automatically upon his death or total disability. The term “total disability” as used herein shall mean Davis’s inability to perform the duties set forth in Section 1 with or without reasonable accommodation hereof for a period or periods aggregating thirty (30) calendar days prior to the Date of Termination, as a result of physical or mental illness, loss of legal capacity or any other cause beyond Davis’s control, unless Davis is granted a leave of absence by HouseValues’s Board of Directors. Davis and HouseValues hereby acknowledge that Davis’s ability to perform the duties specified in Section 1 hereof is of the essence of this Agreement. Termination hereunder shall be deemed to be effective (a) at the end of the calendar month in which Davis’s death occurs, or (b) immediately upon a determination by HouseValues’s Board of Directors of Davis’s total disability, as defined herein.

5.4.	Notice of Termination

Except by expiration of the term of this Agreement, any termination by HouseValues or by Davis shall be communicated by written notice to the other party given in accordance with Section 8. The term “Notice of Termination” shall mean such written notice.

5.5.	Date of Termination

The term “Date of Termination” shall mean:

(a) if Davis’s employment is terminated by reason of death, at the end of the calendar month in which Davis’s death occurs;

(b) if Davis’s employment is terminated by reason of total disability, immediately upon a determination by HouseValues of Davis’s total disability;

(c) if Davis’s employment is terminated pursuant to the good faith determination of the Chief Executive Officer of HouseValues that Davis’s full-time services are no longer needed, on the date that determination is communicated in writing to Davis;

(d) if Davis’s employment is terminated by Davis, on the date Davis communicates in writing his resignation to HouseValues;

(e) in all other cases, three days after the date of mailing written Notice of Termination.

6.	TERMINATION OF EMPLOYMENT PAYMENTS; SERVICE AS CONSULTANT

If Davis’s employment terminates, all compensation and benefits set forth in this Agreement shall terminate except as specifically provided in this Section 6.

6.1.	Termination of Employment Pursuant to the Good Faith Determination of the Chief Executive Officer of HouseValues that Davis’s Full-Time Services Are No Longer Needed

If Davis’s employment is terminated pursuant to the good faith determination of the Chief Executive Officer of HouseValues that Davis’s full-time services are no longer needed, Davis shall be entitled to receive the following termination of employment payments:

(a) To the extent not already paid, Davis’s salary of $12,500 per month, less applicable federal, state and local withholding taxes and appropriate deductions for all benefits, through the Date of Termination;

(b) Severance pay of $12,500 per month, less applicable federal, state and local withholding taxes, for a period of six months after the Date of Termination;

(c) A $500 per month COBRA payment for continuation of health care coverage made by HouseValues directly to the COBRA insurance carrier for six months after the Date of Termination. All COBRA payments are contingent upon Davis electing to continue his health care coverage pursuant to COBRA and within the normal COBRA election period described in the COBRA qualifying event notice. HouseValues shall not be obliged to make any payments under this paragraph for any months in which Davis has other health care coverage. Davis agrees to immediately notify HouseValues in the event he obtains new heath care coverage that becomes effective prior to the month the COBRA payments under this paragraph would otherwise terminate; and

(d) Simultaneous with the termination of Davis’ employment, on the Date of Termination, all outstanding options to purchase shares of common stock of HouseValues that were granted to Davis on October 20, 2000 and February 26, 2001 (the “Stock Options”) shall become fully vested and immediately exercisable. Any shares of common stock issued upon exercise of the Stock Options shall remain subject to the terms of the Incentive Stock Option Letter Agreements evidencing such Stock Options.

(e) The payments and benefits of subparts (b) and (c) of this section are contingent upon Davis’s full and continuing cooperation as provided in Section 1, above. If, in the good faith judgment of the Chief Executive Officer of HouseValues, Davis is not cooperating fully and in good faith to effectuate a smooth transition, including after the Date of Termination, these payments shall immediately cease. The payments and other benefits of subparts (b), and (c) of this Section are further contingent upon (i) Davis first executing, and not later revoking, the Second Waiver and Release Agreement attached hereto as Exhibit A and (ii) Davis’s continued adherence to the obligations of his Confidential Information, Inventions, Nonsolicitation and Noncompetition Agreement set forth in Section 7 and attached hereto as Exhibit B. Furthermore, HouseValue’s obligations to provide the payments and other benefits of (b), and (c) of this Section shall immediately terminate if within (30) days of the Date of Termination HouseValues discovers the occurrence of one or more of the Cause events set forth in Section 6.5 accruing on or before the Date of Termination. If HouseValues so discovers the occurrence of one or more of the Cause events set forth in Section 6.5 occurring on or before the Date of Termination, it shall be entitled to recover from Davis any termination payments already made under this Section.

6.2.	Termination by HouseValues For Cause

If HouseValues terminates Davis’s employment for Cause, Davis shall not be entitled to receive any further compensation, severance, acceleration of Stock Options, benefits or any other payments pursuant to this Agreement other than those set forth in Section 6.1(a) hereof.

6.3.	Termination by Davis

If Davis terminates his employment, he shall not be entitled to receive any further compensation, severance, acceleration of Stock Options, benefits or any other payments pursuant to this Agreement, other than those set forth in Section 6.1 (a) hereof. Notwithstanding the foregoing sentence; in the event Davis voluntarily terminates his employment prior to HouseValues hiring a new Chief Financial Officer, Davis will still be entitled to payments and benefits as provided in Section 6.1, provided, however, that following such termination Davis must spend up to 80 business hours at the principal office of Housevalues during the first month that the new Chief Financial Officer is employed and provide up to 80 business hours of consulting services over the following three month period assisting with a smooth transition of a new Chief Financial Officer for HouseValues if so requested to by the Chief Executive Officer of HouseValues. In addition Davis will provide further consulting services as set forth in section 6.6. The start date of such transition service will be at the choosing of the Chief Executive Officer of HouseValues, provided that Davis must receive notice of the start date at least 14 days prior to such start date, and provided further that Davis will not be available for such transition service from December 15, 2003 through January 15, 2004. HouseValues’ obligations to provide the payments and other benefits of (b) and (c) of Section 6.1 and HouseValues’ obligation to retain Davis as a consultant pursuant to Section 6.6 shall immediately terminate if, as determined by the Chief Executive Officer of HouseValues, Davis fails to provide such transition service or fails to complete such transition service in an acceptable manner.

6.4.	Automatic Termination

In the case of Automatic Termination as set forth in Section 5.3, Davis (and, if applicable in the event of his death, his personal and legal representatives, executors, administrators, heirs, distributees, devises and legatees) shall be entitled to the benefits set forth in Section 6.1 hereof, but shall not be entitled to the benefits of Section 6.6.

6.5.	Cause

Wherever reference is made in this Agreement to termination being with or without Cause, “Cause” shall be defined as cause given to HouseValues by Davis and shall include, the occurrence of one or more of the following events:

(a) Failure or refusal to carry out any lawful duties to be performed by Davis described in Section 1 herein, or any directions of the Chief Executive Officer or Board of Directors reasonably consistent with the duties to be performed by Davis described in Section 1 herein which results in a material adverse effect on HouseValues;

(b) Violation by Davis of a state or federal criminal law involving the commission of a crime against HouseValues;

(c) Deception, fraud, misrepresentation, willful misconduct, insubordination, or dishonesty in the performance of Davis’s assigned duties or other knowing and material violation of HouseValues’s policies and procedures in effect from time to time, which results in a material adverse effect on HouseValues;

(d) Willful action (or intentional failure to act) in bad faith by Davis with respect to HouseValues that materially impairs HouseValues’s business, goodwill or reputation;

(e) Conviction of Davis of a felony involving an act of dishonesty, moral turpitude, deceit or fraud, or the commission of acts that could reasonably be expected to result in such a conviction, and which results in a material adverse effect on HouseValues; or

(f) Any material violation by Davis of any provision of this Agreement which results in a material adverse effect on HouseValues.

6.6.	Service as Consultant

If Davis’s employment is terminated other than for Cause or other than as a result of an Automatic Termination, HouseValues shall continue to retain Davis as a consultant for a non-terminable (subject to Sections 6.3) term of five (5) years after the Date of Termination (the “Consulting Term”), and thereafter on an as needed basis at the sole discretion of HouseValues. HouseValues shall pay Davis at a rate of a minimum of $400 per quarter of the Consulting Term depending on the services requested. Any services that will result in compensation in excess of $400 per quarter shall be preapproved by the Chief Executive Officer of HouseValues. Such consulting will involve, among other things, participation in conference calls, strategy sessions, and review of quarterly media performance, and in addition, Davis will make himself available to answer questions relating to prior work he has done for HouseValues as Vice President of Operations. Pursuant to the terms of the HouseValues’ 1999 Stock Incentive Plan, Davis’ options to purchase shares of the HouseValues’ common stock (the “Stock Options”) shall not terminate as a result of the change in his status from an employee to a consultant. Davis acknowledges that as a result of the change in his status those Stock Options not exercised by Davis within three (3) months after the change in his status will no longer be deemed incentive stock options. Davis will not have the power to bind HouseValues contractually as a consultant.

7.	CONFIDENTIAL INFORMATION, INVENTIONS, NONSOLICITATION AND NONCOMPETITION AGREEMENT

Davis expressly reaffirms and incorporates herein as part of this Agreement the Confidential Information, Inventions, Nonsolicitation and Noncompetition Agreement, which Davis signed as part of his employment with HouseValues, a copy of which is attached hereto as Exhibit B, and which shall remain in full effect. The Confidential Information, Inventions, Nonsolicitation and Noncompetition Agreement shall survive termination of Davis’s employment.

8.	FORM OF NOTICE

All notices given hereunder shall be given in writing, shall specifically refer to this Agreement and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

If to Davis:	1512 46th Ave SW Seattle, WA 98116

If to HouseValues:	Mark Powell HouseValues, Inc. 15 Lake Bellevue Drive, Suite 100 Bellevue, Washington 98005

If notice is mailed, such notice shall be effective upon mailing, or if notice is personally delivered or sent by telecopy or other electronic facsimile transmission, it shall be effective upon receipt.

9.	ASSIGNMENT

This Agreement is personal to Davis and shall not be assignable by Davis. HouseValues may assign its rights hereunder to (a) any corporation resulting from any merger, consolidation or other reorganization to which HouseValues is a party, or (b) any corporation, partnership, association or other person to which HouseValues may transfer all or substantially all of the assets and business of HouseValues existing at such time. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

10.	WAIVERS

No delay or failure by any party hereto in exercising, protecting or enforcing any of its rights, titles, interests or remedies hereunder, and no course of dealing or performance with respect thereto, shall constitute a waiver thereof. The express waiver by a party hereto of any right, title, interest or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

11.	ANNOUNCEMENT OF VOLUNTARY RESIGNATION

After the execution of this agreement, HouseValues and Davis will issue a joint press release, the content and timing which will be jointly agreed upon, announcing Davis’s departure from the company.

12.	LEGAL CONSIDERATION

Davis agrees that the opportunity to earn the payments and benefits set forth herein constitute valuable and sufficient legal consideration for the promises and the covenants set forth in this Agreement. Davis agrees that any such payments and benefits are not required by HouseValues policies and procedures or by any pre-existing contractual obligation or by any statute, regulation or ordinance, and are offered by HouseValues solely as consideration for this Agreement. Davis further agrees that he is not entitled to any other compensation or benefits not expressly provided for herein.

13.	CONFIDENTIALITY

Davis agrees that he will keep the terms and amount of this Agreement completely confidential, and that he will not disclose any information concerning this Agreement or its terms to anyone other than his spouse, legal counsel, tax advisors, and/or financial advisors, who will be informed of and bound by this confidentiality clause prior to such disclosure and have an obligation to abide by it, except to the extent compelled by law or legal process. Except as expressly permitted herein, Davis agrees that disclosure to the public or to any employee of HouseValues of the terms or amount of this Agreement will constitute a material breach. In the event Davis is requested, by court order or any other legal process, to provide information covered by this confidentiality obligation, Davis agrees to immediately notify HouseValues of any such request at least two (2) business days prior to disclosing the requested information so as to allow HouseValues to seek a protective order prior to any disclosure. Should Davis breach this clause, HouseValues shall be entitled to injunctive relief and damages.

14.	WAIVER, RELEASE AND COVENANTS

In consideration of the mutual agreements and covenants set forth in this Agreement and the opportunity to earn the payments and benefits made by HouseValues set forth herein, Davis, on behalf of himself, his heirs, executors, administrators and assigns, hereby agrees to the following:

14.1. Davis expressly waives any claims against HouseValues (including, all parents, affiliates, subsidiaries, officers, directors, shareholders, managers, employees, agents, investors, representatives, and their marital communities) and releases HouseValues (including its parents, affiliates, subsidiaries, officers, directors, shareholders, managers, employees, agents, investors, representatives, and their marital communities) from any claims, whether known or unknown, which existed or may have existed at any time up to the date of this Agreement, including claims related in any way to Davis’s employment with HouseValues . This release is comprehensive and includes, but is not limited to, any claims for wages, bonuses, employment benefits, stock options, or damages of any kind whatsoever, arising out of any common law torts, any express or implied contracts, any express or implied covenant of good faith and fair dealing, any theory of wrongful discharge, any theory of negligence, any theory of retaliation, any theory of discrimination or harassment in any form, any legal restriction on HouseValues’s right to terminate employees, or any federal, state, or other governmental statute, executive order, or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964 as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Washington Law Against Discrimination, state or federal wage and hour laws, or any other legal limitation on or regulation of the employment relationship.

14.2. Davis represents that he has not filed any complaints, charges or lawsuits against HouseValues with any governmental agency or any court, and agrees that he will not initiate, assist or encourage any such actions, except as required by law. Davis further agrees that if a commission, agency, or court assumes jurisdiction of such claim, complaint or charge against HouseValues on behalf of Davis, Davis will immediately upon learning of the claim, complaint or charge request in writing to the commission, agency or court to withdraw from the matter.

14.3. Davis agrees to indemnify and hold HouseValues harmless from and against any and all loss, costs, damages, or expenses, including, without limitation, reasonable attorneys’ fees, incurred by HouseValues arising out of any breach of this Agreement by Davis or resulting from any representation made herein by Davis that was false when made. This waiver and release shall not preclude either party from filing a lawsuit for the exclusive purpose of enforcing its rights under this Agreement.

14.4. Upon termination, Davis agrees to return to HouseValues all keys, identification cards, training materials, files, memoranda, records, credit cards, pagers, computers, computer files, passwords, security access cards, pass keys, card keys or related physical or electronic access devices, and any and all other property received from HouseValues or any of its current or former employees or generated by Davis in the course of employment.

15.	REVOCATION AND EFFECTIVE DATE

The waiver and release set forth in Section 14 of this Agreement includes a waiver and release of any rights or claims Davis may have under the Age Discrimination in Employment Act of 1967 (“ADEA”). Davis acknowledges that this waiver and release is knowing and voluntary. Pursuant to the requirements of the ADEA, Davis acknowledges that he has been advised by this writing, consistent with the Older Workers Benefit Protection Act, that (a) this waiver and release does not apply to any rights or claims that may arise under the ADEA after execution of this Agreement; (b) he has been advised to consult with an attorney or other advisor of his choosing prior to executing this Agreement; (c) he has at least twenty-one (21) days to consider this Agreement (although he may, by his own choice, execute this Agreement earlier); (d) he has seven (7) days following executing of this Agreement to revoke it by written notice to Mark Powell, HouseValues, Inc., 15 Lake Bellevue Drive, Suite 100, Bellevue, Washington 98005; and (e) this Agreement shall not be effective and enforceable until the date upon which this revocation period has expired.

16.	NO SALE, TRANSFER OR ASSIGNMENT OF INTEREST

Davis represents, warrants and affirms that he is the sole owner of the actual or alleged claims, rights, causes of action, and other matters which are released herein, that the same have not been assigned, transferred, or disposed of in fact, by operation of law, or in any manner, and that he has the full right and power to grant, execute and deliver the releases, undertakings and agreements contained herein.

17.	NONDISPARAGEMENT

Davis agrees that he will not make any derogatory or disparaging remarks to the press or to any individual or entity about HouseValues, its business or related activities, its officers, directors or employees, or the relationship between the parties. Davis further agrees not to take any action to undermine the reputation or operations of HouseValues. Should Davis breach this clause, HouseValues shall be entitled to injunctive relief and damages. HouseValues agrees that is human resources manager and executive management team holding the title of Vice President or above and Board shall not make any derogatory or disparaging remarks about Davis, nor will they direct others to do so.

18.	RIGHT TO DAMAGES

Davis recognizes and agrees that in the event of any breach, threatened breach or default under this Agreement by Davis, HouseValues may suffer irreparable injury and damages and have no adequate remedy at law. In the event of any threatened or actual breach or default, HouseValues shall be entitled to injunctive relief, specific performance and other equitable relief. The rights and remedies of HouseValues under this section are in addition to, and not in lieu of, any other right or remedy afforded to HouseValues under any other provision of this Agreement, by law, or otherwise. Any party’s failure to enforce this Agreement in the event of one or more events that violate this Agreement shall not constitute a waiver of any right to enforce this Agreement against subsequent violations.

19.	SEVERABILITY

The provisions of this Agreement are severable, and if any part of it is found to be unlawful or unenforceable, the other provisions of this Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law.

20.	HEADINGS

All headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

21.	COUNTERPARTS

This Agreement, and any amendment or modification entered into pursuant to Section 22 hereof, may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same instrument.

22.	ENTIRE AGREEMENT

This Agreement sets forth the entire understanding between Davis and HouseValues and supersedes any prior agreements or understandings, express or implied, pertaining to the terms of Davis’s employment with HouseValues and the employment relationship. Davis acknowledges that in executing this Agreement, Davis does not rely upon any representation or statement by any representative of HouseValues concerning the subject matter of this Agreement, except as expressly set forth in the text of the Agreement. No modification or waiver of this Agreement will be effective unless evidenced in a writing signed by both parties.

23.	APPLICABLE LAW

This Agreement will be governed by and construed exclusively in accordance with the laws of the State of Washington without reference to its choice of law principles. Any disputes arising under this Agreement shall be brought in a court of competent jurisdiction in the State of Washington.

24.	VOLUNTARY AGREEMENT

Davis agrees that he has carefully read and fully understands all aspects of this Agreement including the fact that this Agreement releases any claims that Davis might have against HouseValues. Davis agrees that he has not relied upon any representations or statements not set forth herein or made by HouseValues agents or representatives. Davis agrees that he has been provided a reasonable time to consider whether to enter this Agreement, and has taken as much of this time as desired prior to signing the Agreement on this date, and that he has knowingly, voluntarily and intelligently chosen to enter the Agreement on this date without duress or coercion from any source. Finally, Davis agrees that he had the opportunity to consult with an attorney prior to executing the Agreement, and that he has either done so or knowingly waived the right to do so, and now enters into this Agreement without duress or coercion from any source.

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IN WITNESS HEREOF, each of the parties hereto, either individually or by its duly authorized representative(s) have freely, knowingly and voluntarily signed this Agreement on the date(s) set forth below.

HOUSEVALUES, INC.

By:	/s/ Mark Powell	/s/ Phil Davis
	Mark Powell	Phil Davis
Chief Executive Officer

Dated:	5/14/03	Dated: 5/14/03

EXHIBIT A

Second Waiver and Release Agreement

1. Waiver and Release. In consideration of the mutual agreements and covenants set forth in the Transition and Severance Agreement (the “Agreement”) dated 5/14, 2003, and specifically in consideration of the acceleration of Stock Options (as such term is defined in the Agreement) pursuant to Sections 6.1(d)of that Agreement, Davis, on behalf of himself, his heirs, executors, administrators and assigns, hereby agrees to the following:

(a) Davis expressly waives any claims against HouseValues (including, all parents, affiliates, subsidiaries, officers, directors, stockholders, managers, employees, agents, investors, representatives, and their marital communities) and releases HouseValues (including its parents, affiliates, subsidiaries, officers, directors, stockholders, managers, employees, agents, investors, representatives, and their marital communities) from any claims, whether known or unknown, which existed or may have existed at any time up to the date of this Second Waiver and Release (“Waiver”), including claims related in any way to Davis’s employment with HouseValues or the ending of that relationship. This release is comprehensive and includes, but is not limited to, any claims for wages, bonuses, employment benefits, stock options, or damages of any kind whatsoever, arising out of any common law torts, any express or implied contracts, any express or implied covenant of good faith and fair dealing, any theory of wrongful discharge, any theory of negligence, any theory of retaliation, any theory of discrimination or harassment in any form, any legal restriction on HouseValues’s right to terminate employees, or any federal, state, or other governmental statute, executive order, or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964 as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Washington Law Against Discrimination, state or federal wage and hour laws, or any other legal limitation on or regulation of the employment relationship. This waiver and release shall not preclude either party from filing a lawsuit for the exclusive purpose of enforcing its rights under this Agreement.

(b) Davis represents that he has not filed any complaints, charges or lawsuits against HouseValues with any governmental agency or any court, and agrees that he will not initiate, assist or encourage any such actions, except as required by law. Davis further agrees that if a commission, agency, or court assumes jurisdiction of such claim, complaint or charge against HouseValues on behalf of Davis, Davis will immediately upon learning of the claim, complaint or charge request in writing to the commission, agency or court to withdraw from the matter.

2. Revocation and Effective Date. The waiver and release set forth in this Waiver includes a waiver and release of any rights or claims Davis may have under the Age Discrimination in Employment Act of 1967 (“ADEA”). Davis acknowledges that this waiver and release is knowing and voluntary. Pursuant to the requirements of the ADEA, Davis acknowledges that he has been advised by this writing, consistent with the Older Workers Benefit Protection Act, that (a) this waiver and release does not apply to any rights or claims that may arise under the ADEA after execution of this Waiver; (b) he has been advised to consult with an attorney or other advisor of his choosing prior to executing this Waiver; (c) he has at least twenty-one (21) days to consider this Waiver (although he may, by his own choice, execute this Waiver earlier); (d) he has seven (7) days following executing of this Waiver to revoke it by written notice to Mark Powell, HouseValues, Inc., 15 Lake Bellevue Drive, Suite 100, Bellevue, Washington 98005; and (e) this Waiver shall not be effective and enforceable until the date upon which this revocation period has expired.

3. Applicable Law. The parties agree that this Second Release will be governed by and construed exclusively in accordance with the laws of the State of Washington without reference to its choice of law principles. Any disputes arising under this Waiver shall be brought in a court of competent jurisdiction in the State of Washington.

4. Voluntary Agreement. Davis confirms that he has carefully read this entire Second Release; has been afforded ample and adequate opportunity to review and analyze the Second Release; has had the opportunity to discuss it and its effect with his attorney or personal advisor; understands that he is giving up all claims, damages, or disputes as set forth herein; understands its contents and its final and binding effect; has signed it as his free and voluntary act and deed; and intends to abide by its terms.

IN WITNESS HEREOF, each of the parties hereto, either individually or by its duly authorized representative(s) have freely, knowingly and voluntarily signed this Second Waiver and Release on the date(s) set forth below.

HOUSEVALUES, INC.

By:	/s/ Mark Powell	/s/ Phil Davis
	Mark Powell	Phil Davis
Chief Executive Officer

Dated: 5/14/03		Dated: 5/14/03

EXHIBIT B

Confidential Information, Inventions, Nonsolicitation and

Noncompetition Agreement

HouseValues.com, Inc.

Confidential Information, Inventions,

Nonsolicitation and Noncompetition Agreement

In consideration of my employment as an [employee] [independent contractor] with HouseValues.com, Inc., a Washington corporation (the “Company”), the compensation paid to me by the Company, any stock or stock options which may be granted to me and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, I agree as follows:

Section	1. Definitions

1.1 “Competing Business” means any business whose efforts are in competition with the efforts of the Company. A Competing Business includes any business whose efforts involve any research and development, products or services in competition with products or services which are, during and at the end of the Term, either (a) produced, marketed or otherwise commercially exploited by the Company or (b) in actual or demonstrably anticipated research or development by the Company.

1.2 “Confidential Information” means any information that (a) relates to the business of the Company, (b) is not generally available to the public, and (c) is conceived, compiled, developed, discovered or received by, or made available to, me during the Term, whether solely or jointly with others, and whether or not while engaged in performing work for the Company. Confidential Information includes information, both written and oral, relating to Inventions, trade secrets and other proprietary information, technical data, products, services, finances, business plans, marketing plans, legal affairs, suppliers, clients, prospects, opportunities, contracts or assets of the Company. Confidential Information also includes any information which has been made available to the Company by or with respect to third parties and which the Company is obligated to keep confidential.

1.3 “Invention” means any product, device, technique, know-how, computer program, algorithm, method, process, procedure, improvement, discovery or invention, whether or not patentable or copyrightable and whether or not reduced to practice, that (a) is within the scope of the Company’s business, research or investigations or results from or is suggested by any work performed by me for the Company and (b) is created, conceived, reduced to practice, developed, discovered, invented or made by me during the Term, whether solely or jointly with others, and whether or not while engaged in performing work for the Company.

CONFIDENTIAL INFORMATION, INVENTIONS, NONSOLICITATION AND NONCOMPETITION AGREEMENT	HOUSEVALUES.COM

1.4 “Material” means any product, prototype, model, document, diskette, tape, picture, design, recording, writing or other tangible item which contains or manifests, whether in printed, handwritten, coded, magnetic or other form, any Confidential Information, Invention or Proprietary Right.

1.5 “Person” means any corporation, partnership, trust, association, governmental authority, educational institution, individual or other entity.

1.6 “Proprietary Right” means any patent, copyright, trade secret, trademark, trade name, service mark, maskwork or other protected intellectual property right in any Confidential Information, Invention or Material.

1.7 “Term” means the term of my employment with the Company, whether on a full-time, part-time or consulting basis.

Section	2. Ownership and Use

2.1 The Company will be the exclusive owner of all Confidential Information, Inventions, Materials and Proprietary Rights. To the extent applicable, all Materials will constitute “works for hire” under applicable copyright laws.

2.2 I assign and transfer, and agree to assign and transfer, to the Company all rights and ownership that I have or will have in Confidential Information, Inventions, Materials and Proprietary Rights, subject to the limitations set forth in Section 2.5 and in the notice below. Further, I waive any moral rights that I may have in any Confidential Information, Inventions, Materials and Proprietary Rights. I will take such action (including signature and assistance in preparation of documents or the giving of testimony) as may be requested by the Company to evidence, transfer, vest or confirm the Company’s rights and ownership in Confidential Information, Inventions, Materials and Proprietary Rights. I agree to keep and maintain adequate and current written records of all Inventions and Proprietary Rights during the Term. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times. I will not contest the validity of any Proprietary Right, or aid or encourage any third party to contest the validity of any Proprietary Right of the Company.

If the Company is unable for any reason to secure my signature to fulfill the intent of the foregoing paragraph or to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions assigned to the Company above, then I irrevocably appoint the Company and its authorized agents as my agent and attorney in fact, to transfer, vest or confirm the

CONFIDENTIAL INFORMATION, INVENTIONS, NONSOLICITATION AND NONCOMPETITION AGREEMENT		HOUSEVALUES.COM

Company’s rights and to execute and file any such applications and to do all other lawful acts to further the prosecution and issuance of letters patent or copyright registrations with the same legal force as if done by me.

2.3 Except as required for performance of my work for the Company or as authorized in writing by the Company, I will not (a) use, disclose, publish or distribute any Confidential Information, Inventions, Materials or Proprietary Rights or (b) remove any Materials from the Company’s premises.

2.4 I will promptly disclose to the Company all Confidential Information, Inventions, Materials or Proprietary Rights, as well as any business opportunity which comes to my attention during the Term and which relates to the business of the Company or which arises as a result of my employment with the Company. I will not take advantage of or divert any such opportunity for the benefit of myself or anyone else either during or after the Term without the prior written consent of the Company.

2.5 Exhibit A is a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to the Term (collectively referred to as “Prior Inventions”), which belong to me, which relate to the Company’s current or proposed business, products or research and development, and which are not assigned to the Company; or, if no such list is attached, I represent that there are no such Prior Inventions. If, during the Term, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

NOTICE: Notwithstanding any other provision of this Agreement to the contrary, this Agreement does not obligate me to assign or offer to assign to the Company any of my rights in an invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on my own time, unless (a) the invention relates (i) directly to the business of the Company or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by me for the Company. This satisfies the written notice and other requirements of RCW 49.44.140.

CONFIDENTIAL INFORMATION, INVENTIONS, NONSOLICITATION AND NONCOMPETITION AGREEMENT		HOUSEVALUES.COM

Section	3. Further Obligations

3.1 During the Term, I will not, directly or indirectly, engage in, be employed by, perform services for or otherwise participate in any Competing Business or any other activity which conflicts with the commercial interests of the Company.

3.2 My execution, delivery and performance of this Agreement and the performance of my other obligations and duties to the Company will not cause any breach, default or violation of any other employment, nondisclosure, confidentiality, consulting or other agreement to which I am a party or by which I may be bound. Attached as Exhibit B is a list of all prior agreements now in effect under which I have agreed to keep information confidential or not to compete or solicit employees of any Person.

3.3 I will not use in performance of my work for the Company or disclose to the Company any trade secret, confidential or proprietary information of any prior employer or other Person if and to the extent that such use or disclosure may cause a breach, default or violation of any obligation or duty that I owe to such other Person (e.g., under any agreement or applicable law). My compliance with this paragraph will not prohibit, restrict or impair the performance of my work, obligations and duties to the Company.

3.4 I will not (a) make any false, misleading or disparaging representations or statements with regard to the Company or the products or services of the Company or (b) make any statement that may impair or otherwise adversely affect the goodwill or reputation of the Company.

Section	4. Noncompetition and Nonsolicitation

4.1 During the Term and for one year after the end of the Term, I will not induce, or attempt to induce, any employee or independent contractor of the Company to cease such employment or relationship to engage in, be employed by, perform services for, participate in the ownership, management, control or operation of, or otherwise be connected with, either directly or indirectly, any Competing Business.

4.2 During the Term and for one year after the end of the Term, I agree (except on behalf of or with the prior written consent of the Company) that I will not, directly or indirectly (a) solicit, divert, appropriate to or accept on behalf of any Competing Business, or (b) attempt to solicit, divert, appropriate to or accept on behalf of any Competing Business, any business from any customer or actively sought prospective customer of the Company with whom I have dealt, whose dealings with

CONFIDENTIAL INFORMATION, INVENTIONS, NONSOLICITATION AND NONCOMPETITION AGREEMENT		HOUSEVALUES.COM

the Company have been supervised by me or about whom I have acquired Confidential Information in the course of my employment.

4.3 During the Term and for one year after the end of the Term, I will not engage in, be employed by, perform services for, participate in the ownership, management, control or operation of, or otherwise be connected with, either directly or indirectly, any Competing Business. For purposes of this paragraph, I will not be considered to be connected with any Competing Business solely on account of my ownership of less than five percent of the outstanding capital stock or other equity interests in any Person carrying on the Competing Business. I agree that this restriction is reasonable, but further agree that should a court exercising jurisdiction with respect to this Agreement find any such restriction invalid or unenforceable due to unreasonableness, either in period of time, geographical area, or otherwise, then in that event, such restriction is to be interpreted and enforced to the maximum extent which such court deems reasonable. The Company, in its sole discretion, may determine to waive in writing the noncompetition provisions of this Section 4.3. Any such waiver shall not constitute a waiver of any noncompetition or forfeiture provisions of any other agreement between the Company and me.

Section 5.	Termination of Relationship

5.1 I hereby authorize and specifically agree to allow the Company to deduct from my wages the value of any property (including equipment, goods, or other items provided to me by the Company during my employment) which I fail to return when requested to do so by the Company, provided that such deduction (a) does not exceed the cost of the item, (b) does not reduce my wages below minimum wage or overtime compensation below time and a half, (c) is not made for normal wear and tear on or nonwillful loss or breakage of the provided item(s), and (d) is accompanied with a list of all items for which deductions are being made.

5.2 I agree that at the end of the Term I will deliver to the Company (and will not keep in my possession, re-create or deliver to anyone else) any and all Materials and other property belonging to the Company, its successors or assigns. I agree to sign and deliver the “Termination Certification” attached as Exhibit C.

5.3 At the end of the Term, I agree to provide the name of my new employer, if any, and consent to notification by the Company to my new employer about my rights and obligations under this Agreement in the form of Exhibit D.

CONFIDENTIAL INFORMATION, INVENTIONS, NONSOLICITATION AND NONCOMPETITION AGREEMENT		HOUSEVALUES.COM

Section 6.	Employment At Will

I agree that my employment is “at will” which means that it can be terminated at any time by HouseValues.com, Inc., with or without cause and with or without notice. I agree that any promise or obligation that my employment be on any other basis than “at will” is invalid unless in writing signed by the President of HouseValues.com. I agree to abide by the Company’s rules, regulations, policies and practices as revised from time to time.

Section 7.	Miscellaneous

7.1 Survival. This Agreement will survive the end of the Term.

7.2 Injunctive Relief; Costs. I acknowledge that my obligations under this Agreement are important to the Company, and that the Company would not employ or continue to employ me without my agreement to such obligations. I also acknowledge that if I do not abide by my obligations in this Agreement, the Company will suffer immediate and irreparable harm, and that the damage to the Company will be difficult to measure and financial relief will be incomplete. Accordingly, the Company will be entitled to injunctive relief and other equitable remedies in the event of a breach by me of any obligation under this Agreement. The rights and remedies of the Company under this section are in addition to all other remedies. Further, in any legal action or other proceeding in connection with this Agreement (e.g., to recover damages or other relief), the prevailing party will be entitled to recover its reasonable attorneys’ fees and other costs incurred.

7.3 Severability. This Agreement will be enforced to the fullest extent permitted by applicable law. If for any reason any provision of this Agreement is held to be invalid or unenforceable to any extent, then (a) such provision will be interpreted, construed or reformed to the extent reasonably required to render the same valid, enforceable and consistent with the original intent underlying such provision and (b) such invalidity or unenforceability will not affect any other provision of this Agreement or any other agreement between the Company and me.

7.5 Governing Law; Jurisdiction; Venue. This Agreement will be governed by the laws of the state of Washington without regard to principles of conflicts of law. I irrevocably consent to the jurisdiction and venue of the state and federal courts located in King County, Washington in connection with any action relating to this Agreement. I will not bring any action relating to this Agreement in any other court.

CONFIDENTIAL INFORMATION, INVENTIONS, NONSOLICITATION AND NONCOMPETITION AGREEMENT		HOUSEVALUES.COM

7.5 Amendments. Neither this Agreement nor any provision may be amended except by written agreement signed by the parties.

7.6 Waivers. No waiver of any breach shall be considered valid unless in writing, and no waiver shall be a waiver of any subsequent breach.

7.7 Acknowledgment. I have carefully read all of the provisions of this Agreement and agree that (a) the same are necessary for the reasonable and proper protection of the Company’s business, (b) the Company has been induced to enter into and/or continue its relationship with me in reliance upon my compliance with the provisions of this Agreement, (c) every provision of this Agreement is reasonable with respect to its scope and duration, (d) I have executed this Agreement without duress or coercion from any source, and (e) I have received a copy of this Agreement.

This Agreement shall be effective as of 9/18/00, 200    .

/s/ Philip C. Davis
Signature

Philip C. Davis
FULL NAME (print or type)
Soc. Sec. No.

ACCEPTED:

HouseValues.com, Inc.

By	/s/ Christine Thome
Its	HR Director

CONFIDENTIAL INFORMATION, INVENTIONS, NONSOLICITATION AND NONCOMPETITION AGREEMENT		HOUSEVALUES.COM

EXHIBIT A

LIST OF PRIOR INVENTIONS AND

ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

☑	No inventions or improvements

☐	Additional Sheets Attached

Signature of Employee:	/s/ Philip Davis

Print Name of Employee:	Philip Davis

Date:	4/26/02

CONFIDENTIAL INFORMATION, INVENTIONS, NONSOLICITATION AND NONCOMPETITION AGREEMENT	HOUSEVALUES.COM

EXHIBIT B

The following is a list of all prior agreements with former employers or others to which I am a party in which I agreed to maintain the confidentiality of the information of, or not to compete with or solicit the employees or customers of a third party.

☑	No Agreements

☐	See below

☐	Additional sheets attached

Signature of Employee:	/s/ Philip Davis

Print Name of Employee:	Philip Davis

Date:	4/26/02

CONFIDENTIAL INFORMATION, INVENTIONS, NONSOLICITATION AND NONCOMPETITION AGREEMENT	HOUSEVALUES.COM

EXHIBIT C

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, and I have not failed to return, any Materials or other property belonging to HouseValues.com, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Company’s Confidential Information, Inventions, Nonsolicitation and Noncompetition Agreement signed by me, including the reporting of any Inventions conceived or made by me (solely or jointly with others) covered by that Agreement.

I further agree that, in compliance with the Agreement, I will not use, disclose, publish or distribute any Confidential Information, Inventions, Materials or Proprietary Rights.

During the Term and for one year after the end of the Term, I will not induce, or attempt to induce, any employee or independent contractor of the Company to cease such employment or relationship to engage in, be employed by, perform services for, participate in the ownership, management, control or operation of, or otherwise be connected with, either directly or indirectly, any Competing Business.

During the Term and for one year after the end of the Term, I agree (except on behalf of or with the prior written consent of the Company) that I will not, directly or indirectly (a) solicit, divert, appropriate to or accept on behalf of any Competing Business, or (b) attempt to solicit, divert, appropriate to or accept on behalf of any Competing Business, any business from any customer or actively sought prospective customer of the Company with whom I have dealt, whose dealings with the Company have been supervised by me or about whom I have acquired Confidential Information in the course of my employment.

During the Term and for one year after the end of the Term, I will not engage in, be employed by, perform services for, participate in the ownership, management, control or operation of, or otherwise be connected with, either directly or indirectly, any Competing Business. For purposes of this paragraph, I will not be considered to be connected with any Competing Business solely on account of my ownership of less than five percent of the outstanding capital stock or other equity interests in any Person carrying on the Competing Business.

CONFIDENTIAL INFORMATION, INVENTIONS, NONSOLICITATION AND NONCOMPETITION AGREEMENT	HOUSEVALUES.COM

Signature of Employee:

Print Name of Employee:

Date:

CONFIDENTIAL INFORMATION, INVENTIONS, NONSOLICITATION AND NONCOMPETITION AGREEMENT		HOUSEVALUES.COM

EXHIBIT D

NOTIFICATION TO NEW EMPLOYERS

Dear [name of new employer’s president]:

We understand that our former employee, [name of employee], has accepted employment with your company. This letter is to advise you that [name of employee] signed a Confidential Information, Inventions Nonsolicitation and Noncompetition Agreement with our Company that remains in full force and effect. At the time [name of employee] left our company, we advised [him/her] of [his/her] continuing obligations under the Agreement and [name of employee] signed a Termination Certificate affirming [his/her] obligations under the Agreement. A copy of the Termination Certificate, dated                     , 19    , is enclosed so that any conflict with these obligations can be avoided during [his/her] employment with you.

Very truly yours,

[Signature of Company president or corporate counsel]

[Typed name]

CONFIDENTIAL INFORMATION, INVENTIONS, NONSOLICITATION AND NONCOMPETITION AGREEMENT	HOUSEVALUES.COM